June 29, 2020

Mr. Mark Gorder

c/o IntriCon Corporation

1260 Red Fox Road

Arden Hills, MN 55112

Re: Transition Agreement

Dear Mark:

This Transition Agreement (“Agreement”) is intended to set forth the terms of your (“Mark,” “you” or “your”) retirement from employment with IntriCon Corporation and its direct and indirect subsidiaries (collectively referred to as “IntriCon”). The terms of the Agreement are as follows:

1. Transition

a. Phase 1. Beginning on the date hereof through July 31, 2020, you will transfer your current CEO responsibilities pertaining to sales and marketing, medical business development, regulatory and corporate development initiatives to Scott Longval. During this time, you and Scott Longval will co-manage investment allocation.

b. Phase 2. Beginning on August 1, 2020 through September 30, 2020, you will transfer your remaining CEO responsibilities, including responsibilities pertaining to Hearing Health business development initiatives and research and development management, to Scott Longval. Your retirement and resignation as President, CEO and an employee of IntriCon will be effective as of September 30, 2020 (“Separation Date”) at which time Scott Longval will become President and CEO.

c. Phase 3. During the fourth quarter of 2020, you will serve as an independent consultant to IntriCon with the title “Special Executive Advisor” and provide consulting services to IntriCon’s executive management team pertaining to the final transition and 2021 Strategic Planning Process. You will be paid a consulting fee of $36,950 per month during this period. You will be responsible for the payment of all taxes with respect to such fees.

d. Directorship. Nothing in this Agreement shall affect your current term as a director of IntriCon Corporation. Effective as of January 1, 2021, you will be deemed a “non-employee” director for the purpose of eligibility for director retainer and meeting fees and restricted stock unit awards.

2. Transition Benefits. In consideration for the agreements and releases set forth in this Agreement, and provided that you execute and comply with the terms of and do not revoke this Agreement as provided in Paragraph 18 of this Agreement, IntriCon agrees as follows:

a. Severance. You will receive a one-time severance payment of $443,400, less applicable withholdings, provided that you comply with your post-employment obligations and that, within thirty (30) days following the Separation Date, you execute and do not revoke the Reaffirmation of the General Release and Waiver of Claims attached hereto as Exhibit A (the “Reaffirmation”). The severance payment equals one year’s base salary. The severance payment will be paid in a lump sum, less applicable withholdings, on the first regularly scheduled payroll date in 2021.

b. Medical Benefits Continuation. Your current health and welfare benefits will terminate on the Separation Date. If you timely elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Separation Date and provided that you comply with your post-employment obligations and that, within thirty (30) days following the Separation Date, you execute and do not revoke the Reaffirmation, IntriCon shall pay you, on the first regularly scheduled payroll date of each month, an amount equal to the percentage of your health care premium costs paid by IntriCon as of the Separation Date (“COBRA Payments”) through the earlier of December 31, 2021, or until you are eligible to receive health benefits from a new employer or a spouse’s employer. If you become eligible to receive health benefits, you must immediately notify Sara Hill, Vice President and Chief Human Resources Officer of IntriCon. Further, you agree to indemnify IntriCon against any assessments made against IntriCon resulting from your eligibility for benefits under the Medicare program.

c. Restricted Stock Unit Grant. You will receive a grant of restricted stock units under the 2015 Equity Incentive Plan equal to $400,000 divided by the closing price of IntriCon’s common stock on the Grant Date (as defined below) (the “New RSU Grant”), provided that you comply with your post-employment obligations and that, within thirty (30) days following the Separation Date, you executed and did not revoke the Reaffirmation. The New RSU Grant will be granted on the first trading day following the expiration of the revocation period set forth in the Reaffirmation (such day, the “Grant Date”). The New RSU Grant will vest in equal one-third annual installments beginning on the first anniversary of the Grant Date.

d. 2020 Annual Incentive Compensation. You will be eligible to receive the amount payable to you, if any, under IntriCon’s 2020 annual incentive compensation plan (assuming that you had remained as an employee through the date of payment under such plan) as and when determined and payable in accordance with such plan as adopted by the board of directors provided that you comply with your post-employment obligations and that, within thirty (30) days following the Separation Date, you executed and did not revoke the Reaffirmation.

3. Value of Separation Benefits. You acknowledge that the consideration set forth above in Paragraph 2 is satisfactory and adequate in exchange for your agreements and release of claims contained herein and represents benefits which you are not otherwise entitled to under IntriCon’s policies, practices and plans. You understand that you will receive no payment or other consideration or benefits from IntriCon except as specifically provided herein. You acknowledge that you have been paid all compensation, bonuses, commissions, and/or benefits which are due and payable to you as of the date you sign this Agreement.

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4. Other Compensation and Benefits.

a. Options and Restricted Stock Units. In accordance with IntriCon’s 2006 Equity Incentive Plan and 2015 Equity Incentive Plan, each as amended (collectively, the “Plans”), your separation from IntriCon on the Separation Date will constitute your “Retirement” as defined in the Plans and, accordingly, (i) all stock options held by you as of the Separation Date shall continue to be exercisable by you or your heirs, executors, administrators or other legal representatives for a period equal to the unexpired term of the stock option and (ii) all unvested restricted stock units held by you as of the Separation Date shall automatically become free of all restrictions and conditions, less applicable withholdings; provided however, that in accordance with Treasury Regulation § 1.409A-3(i)(2), the shares underlying such restricted stock units will not be delivered to you until the date that is the six-month anniversary of the date you have a separation from service (as defined in Treasury Regulation 1.409A-1(h)) with IntriCon.

b. PTO. IntriCon shall pay you for any accrued and unused PTO as of the Separation Date, less applicable withholdings, in accordance with the Company’s policy on the next regularly scheduled payroll date after the Separation Date.

c. Disability and Life Insurance. As soon as practicable after the Separation Date, IntriCon will transfer to you: (i) disability insurance policies numbered 6380109 and 743820 with UNUM and (ii) to the extent transferable, any group life insurance policy on you with UNUM (please contact UNUM for information). From and after the Separation Date, you shall assume responsibility for payment of premiums on such policies.

d. Other Benefits. IntriCon shall continue to pay you your current salary, maintain your current employee benefits, and reimburse you for your automobile and country club membership, as well as your reasonable business expenses, as provided in your Employment Agreement (as defined below) for periods through the Separation Date, after which such benefits shall terminate, except as otherwise set forth herein.

5. General Release of Claims. You, for yourself and your heirs, executors, representatives, administrators, agents, successors and assigns (collectively, the “Releasors”) hereby generally release and discharge IntriCon and each of its direct and indirect subsidiaries and divisions, their past, present and future officers, directors, partners, attorneys, employees, owners, shareholders, members, insurers and agents and their respective successors and assigns (individually and collectively referred to as “IntriCon Released Parties”), from any and all suits, causes of action, complaints, charges, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which Releasors ever had or now have against IntriCon Released Parties arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. You also release IntriCon Released Parties from any and all claims for wrongful discharge, defamation, unfair treatment, violation of public policy, breach of express or implied contract, intentional or negligent infliction of emotional distress, any and all tort claims or any other claim related to your employment with IntriCon or the termination of that employment for any and all reasons, up to and including the date of execution of this Agreement. Without limiting the generality of the foregoing, you specifically release IntriCon Released Parties from any claim relating to or arising out of your employment with or termination of employment from IntriCon; any claims for unpaid or withheld wages, severance, benefits, vacation pay, bonuses and/or any other compensation of any kind; any rights or claims you may have based upon Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Age Discrimination in Employment Act including the Older Workers Benefits Protection Act (“ADEA”), which prohibits discrimination on the basis of age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Lilly Ledbetter Fair Pay Act, which prohibits discrimination in pay on the basis of protected characteristics; the Americans with Disabilities Act of 1990, as amended, which prohibits discrimination against disabled persons; the Family Medical Leave Act, as amended, which permits extended time away from work to handle certain family or medical needs; the Executive Retirement Income Security Act, which regulates employment benefits; the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Termination of Sales Representatives Act, the Minnesota Whistleblower Act, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act; any local, state, or federal law arising from and/or enacted to address the COVID-19 virus; and any and all other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions, except as such release is limited by applicable law. To the extent permitted by law, you also waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any IntriCon Released Party is a party.

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This is a general release and covers claims that you know about presently and those that you may not know about up through the date of this Agreement. This Agreement specifically includes any and all claims for attorney’s fees and costs which are incurred by you for any reason, except as provided in Paragraph 18. IntriCon is not waiving its right to any restitution, recoupment or setoff against you which is permitted by law based on claims released herein. The parties also agree that nothing in this release will affect your right to enforce the terms of this Agreement.

Notwithstanding the broad scope of the general release of claims above, the Agreement is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits and unemployment insurance benefits, challenges to the validity of the release under the ADEA, violations of SEC rules, and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. This Agreement also does not release any rights or bar any claims you have to indemnification under IntriCon’s corporate articles, bylaws, or policies or pursuant to applicable law. Although this Agreement will not prevent you from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal or state agency, or participating in any investigation conducted by the EEOC (or other federal or state agency), any claims by you (or on your behalf) for personal relief including, without limitation, reinstatement or monetary damages, would be barred. Nothing in this Agreement is intended to interfere with your right to file a charge or participate in an administrative investigation or proceeding; provided, however, that you expressly release and waive your right to recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by you or on their behalf, related in any way to the matters released herein. Nothing in this Paragraph or this Agreement will waive or release any rights or claims that you may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Nothing in this paragraph will prevent you from enforcing the terms of this Agreement.

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In exchange for the terms of this Agreement, IntriCon, for itself and its direct and indirect subsidiaries (collectively, “IntriCon Releasors”), hereby generally release and discharge the Releasors from any and all known claims, which the IntriCon Releasors ever had or now have against the Releasors arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement.

6. Promise Not to Sue. You promise never to file any claim, complaint, demand for arbitration, or lawsuit against any of the IntriCon Released Parties or allow any other party acting on your behalf to do so based on or asserting any claims relating to your employment with IntriCon, your separation from employment with IntriCon, or any of the claims released herein. You agree that neither you nor any person acting by, through, under, or in concert with you will initiate, encourage, assist or participate in any actions against any of the IntriCon Released Parties, unless pursuant to a validly issued subpoena or court order, and that upon receipt of such instrument, you will notify IntriCon within 48 hours by providing notice to IntriCon’s Chief Human Resources Officer. Similarly, the IntriCon Releasors promise never to file any claim, complaint, demand for arbitration, or lawsuit against you or allow any other party acting on their behalf to do so based on or asserting any of the claims released herein.

7. IntriCon Property and Information. On or before the Separation Date, you will return to IntriCon issued property in your possession, including any credit cards, to an IntriCon representative, provided, however, that (i) you shall return your IntriCon property access card on or before December 31, 2020 and (ii) you may retain your IntriCon issued laptop and cell phone, subject to IntriCon’s standard confidential information security procedures.

8. Restrictive Covenants and Non-Disparagement; Public Communications Related to IntriCon. You specifically agree to the following:

a. IntriCon and you are parties to an Employment Agreement dated as of October 5, 2007 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit B. Effective as of the date hereof, the Employment Agreement shall terminate and be of no further force or effect, provided however that you agree and affirm that you will continue to be bound by the restrictive covenants and other provisions included in Section 5 of the Employment Agreement in accordance with their terms and that you will abide by those obligations. For the avoidance of doubt, (i) the obligations in Section 5.1 (Confidentiality) of the Employment Agreement shall continue indefinitely, (ii) the references in Section 5.2 (Inventions and Improvements) of the Employment Agreement to your “employment with the Company” or similar terms shall include your service as a consultant hereunder, and (iii) the obligations in Section 5.3 (Noncompetition ) of the Employment Agreement shall continue through December 31, 2021.

b. You agree not to make, publicly or privately, any negative comments or disparaging remarks, concerning or relating to IntriCon, in writing, orally, or electronically, that would injure the business or reputation of IntriCon, or their respective members, officers, managers, and directors. IntriCon agrees to instruct its executive management team and senior leadership team not to make, publicly or privately, any disparaging remarks about you in writing, orally, or electronically that would injure your reputation.

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c. IntriCon will prepare a press release and other public communications concerning your transition, all of which shall be subject to your reasonable review and comment. You understand that IntriCon will be required to file a copy of this Agreement with the SEC as a public document.

d. The obligations in this Paragraph 8 are in addition to any obligations you have as a director of IntriCon.

e. Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, Congress, the Occupational Safety and Health Administration, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives you immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, you have the right to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. You do not need prior authorization from IntriCon to make any such reports or disclosures and are not required to notify IntriCon that he has made such reports or disclosures.

f. You understand and agree that this Paragraph 8 is an essential term of the Agreement and that your violation thereof would constitute a material breach of the Agreement resulting in the forfeiture or repayment of amounts paid or due under this Agreement.

9. Remedies; Severability. All remedies at law or in equity will be available for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim which you may have against IntriCon or any member thereof. If any term or provision of this Agreement, other than Paragraphs 5 and 6, is held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions will not be affected, and such term or provision will be deemed modified to the extent necessary to make it enforceable.

10. Entire Agreement. This Agreement, including the Exhibits attached hereto, are the final, complete and exclusive agreement of the parties with respect to the subject matter hereof, supersedes any prior written agreement or understanding between IntriCon and you, including the Employment Agreement (except as provided in Paragraph 8(a)), contains the entire agreement of the parties with respect to the subject matter hereof, and will be binding upon the parties’ respective heirs, executors, administrators, successors and assigns.

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11. No Admission. This Agreement represents a full, complete and binding compromise of claims and will not be construed as an admission by any party of any liability or of any contention or allegation made by any other party.

12. Cooperation with IntriCon and IntriCon’s Counsel. You will, upon reasonable notice, cooperate fully with IntriCon and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry or internal audit in which IntriCon may be or become involved.

13. Governing Law; Submission to Jurisdiction; Waivers. This Agreement will be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflict or choice of law principles thereof. Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Minnesota courts with respect to any action brought related to enforcement of the Agreement; (b) consents that any such action may and will be brought in such Minnesota courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; and (c) irrevocably waives a trial by jury as to any action to enforce the Agreement or any transactions contemplated hereby or associated herewith (whether based in contract, tort or otherwise).

14. Interpretation of Agreement. Any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the parties as set forth herein.

15. Parties Bound; Assignment. This Agreement shall apply to, be binding upon, and inure to the benefit of the parties’ successors, assigns, heirs and other representatives. This Agreement may be assigned by IntriCon without your consent. This Agreement is not assignable by you.

16. Section 409A of the Internal Revenue Code. It is the intention of the IntriCon and you that the payments, benefits and rights to which you could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention. IntriCon will not have any liability to you with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

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17. Delivery by Facsimile or Electronic Means; Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. Electronic or facsimile signatures on scanned, copied, or faxed duplicates of this Agreement shall have the same force and effect as original signatures.

18. Advice of Counsel; Consideration Period; and Revocation Period. You are hereby advised by IntriCon, and you acknowledge that you have been so advised in writing, to consult independent legal counsel of your choice before signing this Agreement. IntriCon agrees to reimburse you for the cost of consulting with counsel in an amount not to exceed $5,000. You further acknowledge that you have had the opportunity to consult independent legal counsel of your choosing and to consider the terms of this Agreement for a period of twenty-one (21) days. You further acknowledge that you have carefully read this Agreement in its entirety, that you have had an adequate opportunity to consider it, and you have had answered, to your satisfaction, all questions regarding this Agreement. You further acknowledge that you understand all the terms of this Agreement and their significance, that you knowingly and voluntarily assent to all the terms and conditions contained herein, and that you are signing this Agreement voluntarily and of your own free will. This Agreement will not become effective until the sixteenth (16th) day following the date of your signing of this Agreement (the “Effective Date”), and you may at any time prior to the Effective Date revoke this Agreement by delivering to Sara Hill, IntriCon’s Chief Human Resources Officer, at 1260 Red Fox Road, Arden Hills, MN 55112, written notice of revocation before 5:00 p.m. Central Time on the fifteenth (15th) day following your signing of this Agreement. In the event that you revoke this Agreement prior to the fifteenth (15th) day after its execution, this Agreement, and the promises contained in it, will automatically be null and void. If the last day of the revocation period falls on a Saturday, Sunday, or holiday, the last day of the revocation period will be deemed to be the next business day.

19. Signatures. The parties to this Agreement acknowledge that the terms of this Agreement are contractual, that they are acting of their own free will, that they have had sufficient opportunity to read and review the terms of this Agreement, that they are voluntarily entering into this Agreement with full knowledge of its respective provisions and effects, and that they have voluntarily caused the execution of this Agreement as of the day and year set forth below.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year set forth below:

MARK S. GORDER	INTRICON CORPORATION

/s/ Mark S. Gorder	By:	/s/ Scott Longval
Mark S. Gorder		Scott Longval, Executive Vice President, COO and CFO

06/29/2020		06/29/2020
Date		Date

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EXHIBIT A

REAFFIRMATION OF THE GENERAL RELEASE AND WAIVER OF CLAIMS

FOR SIGNATURE NO EARLIER THAN SEPTEMBER 30, 2020

I, Mark S. Gorder, hereby reaffirm the general release contained in Paragraph 5 of the Transition Agreement entered into between me and IntriCon Corporation (“IntriCon”) on or about June 29, 2020 (“Agreement”), which is incorporated herein by reference as if set forth fully.

The intent of this Reaffirmation is to effectuate a complete release of all claims of whatever kind or nature, whether known or unknown, against IntriCon Released Parties as described in Paragraph 5 of the Agreement, while extending the timeframe of that release up to and including the date of my signature below.

I am executing this Reaffirmation pursuant to my agreement to release claims in Paragraph 5 of the Agreement and in exchange for the consideration described in Paragraph 2 of the Agreement.

I acknowledge that I am acting of my own free will, that I have had sufficient opportunity, up to twenty-one (21) days, to read and review the terms of this Reaffirmation, that I have been advised by IntriCon to consult with an attorney of my choice before signing this Reaffirmation, and that I am voluntarily entering into this Reaffirmation as of the date set forth below.

I further acknowledge and understand that I will have fifteen (15) days after signing this Reaffirmation in which to revoke it, and that this Reaffirmation will not become effective or enforceable until that fifteen day revocation period has expired without me exercising this right of revocation. If I choose to revoke this Reaffirmation after signing it, I understand that to do so I must deliver or arrange to have delivered a written notice of revocation signed by me to IntriCon to the attention to Sara Hill, IntriCon’s Chief Human Resources Officer, at 1260 Red Fox Road, Arden Hills, MN 55112, no later than 5:00 p.m. Central Time on the fifteenth (15th) day following the day I sign this Reaffirmation. I understand that if I revoke this Reaffirmation, then the promises contained in Paragraph 2 of the Agreement will automatically be null and void. If the last day of the revocation period falls on a weekend or holiday, the last day of the revocation period will be deemed to be the next business day.

Reviewed and agreed:

Mark S. Gorder

Dated

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Exhibit B

Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) is made and dated as of October 5, 2007, between INTRICON CORPORATION, a Pennsylvania corporation (the “Company”), and MARK S. GORDER (“Executive”).

BACKGROUND

Executive has served as President and Chief Executive Officer of the Company since 2001. Executive wishes to remain in the employ of the Company in those capacities on the terms and conditions contained in this Agreement. Executive has been and will continue to be substantially involved with the Company’s operations and management and has and will continue to have trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition agreement and other restrictive covenants contained in Section 5 of this Agreement constitute essential elements hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES

1.1          Employment; Acceptance of Employment. The Company hereby employs Executive and Executive hereby agrees to continue employment by the Company for the period and upon the terms and conditions hereinafter set forth.

1.2          Capacity and Duties.

(a)       Executive shall serve as President and Chief Executive Officer of the Company. Executive shall continue to serve in all other offices and directorships he now holds with the Company and its subsidiaries, subject to the pleasure of the Boards of Directors of the Company and its subsidiaries. Executive shall perform such other duties and shall have such authority consistent with his position as may from time to time be specified by the Board of Directors of the Company.

(b)       Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will comply with the Company’s rules and policies and will faithfully and diligently further the business and interests of the Company. Executive shall not be employed by or participate or engage in or in any manner be a part of the management or operation of any business enterprise other than the Company and its subsidiaries without the prior written consent, which consent may be granted or withheld in the sole discretion, of the Board of Directors of the Company.

SECTION 2. TERM OF EMPLOYMENT

2.1          Term. Unless earlier terminated in accordance with the other provisions hereof, the term of Executive’s employment hereunder shall continue until April 30, 2008, provided that the employment term automatically shall be extended for successive periods of one (1) year each unless written notice of termination of the automatic renewal of the term (“Non-renewal Notice”) is given by one party hereof to the other at least sixty (60) days prior to the end of the then current employment term (as so extended or earlier terminated, the “Term”).

SECTION 3. COMPENSATION

3.1          Basic Compensation. As compensation for Executive’s services, the Company or a subsidiary of the Company shall pay to Executive a salary at an annual rate as shall be established from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company. In no event shall Executive’s salary be less than $312,000, unless Executive consents to a lesser amount. Executive’s annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as his “Base Salary,” and shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

3.2          Performance Bonuses. Executive shall be entitled to receive performance bonuses of up to such percentage of his Base Salary as the Compensation Committee of the Board of Directors may determine from time to time in accordance with the policies and plans of the Company in place from time to time, if any, with respect to the payment of bonuses to executive officers.

3.3          Employee Benefits. During the Term, Executive shall be entitled to participate in such of the Company’s employee benefit plans and benefit programs, including medical benefit programs, stock options under the Company’s stock option plans in effect from time to time or any additional plans or programs, as may from time to time be provided by the Company for its executive officers. Additionally, the Company agrees to maintain disability insurance policies for Executive’s benefit (the “Disability Policies”) with coverage amounts and terms at least equivalent to the Unum Disability Policy Number 743820 paid for by the Company for Executive’s benefit while he was Chief Executive Officer of Resistance Technology, Inc.

3.4          Vacation. During the Term, Executive shall be entitled to a paid vacation of 30 business days per year.

3.5          Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time.

3.6          Country Club Membership. The Company shall reimburse Executive for Executive’s Country Club Membership fees at North Oaks Country Club in North Oaks, Minnesota.

3.7          Automobile. During the Term, the Company shall provide Executive with an automobile for use in connection with the performance of his duties hereunder and shall reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel, of such automobile in connection with the performance of his duties hereunder in accordance with the Company’s regular reimbursement policies as in effect from time to time.

SECTION 4. TERMINATION OF EMPLOYMENT

4.1          Death of Executive. If Executive dies during the Term, the Company shall not thereafter be obligated to make any further payments hereunder to Executive’s estate, personal representative or beneficiary who acquired the right to such payments by bequest or inheritance, other than amounts (including salary, bonuses, expense reimbursement, etc.) due and payable as of the date of Executive’s death. Executive’s spouse (if any) shall be entitled to continue to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term.

4.2          Disability of Executive. If Executive is or has been materially unable to perform his duties hereunder for a period of 180 consecutive days or for a period totaling 180 days in any period of 360 consecutive days due to physical or mental illness, then the Board of Directors of the Company shall have the right to terminate Executive’s employment upon 30 days’ prior written notice to Executive at any time during the continuation of such inability, in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) due and payable under this Agreement as of the date of such termination. Upon such termination, Executive shall be entitled to continue to receive medical benefits coverage for Executive and Executive’s spouse (if any) in accordance with the Company’s policies in effect from time to time through the remainder of the then-current Term, and shall be entitled to benefits under any Disability Policies to the extent provided therein. Executive’s disability shall be determined in the reasonable judgment of the Board of Directors of the Company. Nothing in this Agreement shall require Company to continue to pay any compensation to Executive for any period in which he is unable to perform his duties hereunder due to physical or mental illness in excess of the Company’s paid sick leave policy period.

4.3          Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice that the Board of Directors of the Company is terminating Executive for Cause (as defined herein), in which event the Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable under this Agreement as of the date of such termination. “Cause” means the following, provided that, in the case of circumstances described in clauses (iv) through (vi) below, the Company shall have given written notice thereof to Executive, and Executive shall have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors of the Company within 30 days thereafter:

(i)       fraud or dishonesty in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds;

(ii)       conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors of the Company is likely to adversely affect the Company or its affiliates;

(iii)       material breach of Executive’s obligations under this Agreement;

(iv)       repeated and consistent failure of Executive to be present at work during normal business hours unless the absence is because of a disability as described in Section 4.2 herein;

(v)       willful violation of any express direction or requirement established by the Board of Directors of the Company, as determined by a majority of Board of Directors of the Company;

(vi)       insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive’s duties hereunder, as determined by a majority of Board of Directors of the Company; or

(vii)       use of alcohol or other drugs which interfere with the performance by Executive of his duties, or use of any illegal drugs or narcotics.

4.4          Termination without Cause.

(a)       If Executive’s employment is terminated by the Company prior to the end of the Term for any reason other than Cause or the death or disability of Executive:

(i)       the Company shall pay Executive amounts (including salary, bonuses, expense reimbursement, etc.) due and payable as of the date of termination and shall pay Executive an amount equal to the present value of Executive’s then base salary for a period equal to the Severance Period (as defined below), payable in a lump sum within two weeks of Executive’s termination using a discount rate of 6 percent per year;

(ii)       in the sole and absolute discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to receive under Section 3.2 for the year in which he was terminated (which, if determined to be paid by the Board, shall be payable as and when the bonus is paid to other similarly situated officers);

(iii)       Executive shall be entitled to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the period ending 12 months after the date of the termination of Executive’s employment pursuant to Section 4.4(a);

(iv)       Executive shall be entitled to have transferred to him any Company paid disability policy on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy; and

(v)       Executive shall be entitled to have transferred to him any Company paid life insurance policies on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

(b)       Except for the provisions of this Section 4.4, the Company shall have no further obligation to Executive hereunder.

(c)       “Severance Period” means a period equal to two years beginning on the date of the termination of Executive’s employment pursuant to Section 4.4(a).

(d)       In the event that the Company gives a Non-Renewal Notice to Executive pursuant to Section 2.1 and, within 12 months after the date of the Non-Renewal Notice, Executive’s employment is terminated by Company for any reason other than Cause or the death or disability of Executive, then the Executive shall be entitled to the benefits described in Section 4.4(a) except that the Severance Period shall be reduced by the number of days between the date of the Non-Renewal Notice and the termination of Executive’s employment.

4.5          Voluntary Termination. In the event Executive’s employment is voluntarily terminated by Executive, the Company shall not be obligated to make any further payments to Executive under this Agreement other than amounts (including salary, expense reimbursement, etc., but excluding bonuses) due and payable as of the date of Executive’s termination. Additionally, the following provisions shall apply in the event of a voluntary termination by Executive:

(a)       Executive shall be entitled to have transferred to him the Company’s disability policy (if any) on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy.

(b)       Executive shall be entitled to have transferred to him any Company paid life insurance policies (if any) on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

4.6          Termination following a Change of Control

(a)       If a Change of Control (as hereinafter defined) of the Company occurs during the Term, and if Executive’s employment by the Company is Involuntarily Terminated (as hereinafter defined) within one year after such Change of Control:

(i)       the Company shall pay or cause to be paid to Executive, two year’s Base Salary at the rate being earned by Executive immediately prior to the Change of Control or immediately prior to such Involuntary Termination, whichever is greater (the “Change of Control Payment”), together with all unpaid bonus and salary due and payable to Executive; provided, however, that the Company need not make such Change of Control Payment if the Change of Control is an Asset Sale ( as defined below) and the purchaser in such Asset Sale or an affiliate of such purchaser offers to employ Executive commencing at the time of closing of the Asset Sale at not less than the same rate of compensation (including both base salary and good faith bonus potential) and level of benefits as Executive was receiving immediately prior to the Asset Sale and agrees to employ Executive for at least a one year period after the consummation of the Asset Sale.

(ii)       in the sole and absolute discretion of the Board of Directors, the Company may elect to pay Executive a prorated amount of the bonus that Executive would have been entitled to receive under Section 3.2 for the year in which he was terminated (which, if determined to be paid by the Board, shall be payable as and when the bonus is paid to other similarly situated officers);

(iii)       Executive shall be entitled to receive medical benefits coverage in accordance with the Company’s policies in effect from time to time through the period ending 12 months after the Involuntary Termination;

(iv)       Executive shall be entitled to have transferred to him any Company paid disability policy on the Executive for Executive’s benefit (if the policy so permits), and Executive shall assume responsibility for payment of premiums on such disability policy; and

(v)       Executive shall be entitled to have transferred to him any Company paid life insurance policies on the Executive for Executive’s benefit (if the policies so permit) upon payment by the Executive to the Company of any cash surrender value of such policies, and Executive shall assume responsibility for payment of premiums on such life insurance policies.

(b)       The Company agrees that any agreement concerning an Asset Sale shall include a provision obligating the purchaser to fulfill any of the Company’s obligations to Executive under this Agreement should the Company fail to fulfill said obligations.

(c)       Any Change of Control Payment or other sums to be paid to Executive under this Section shall be paid in a lump sum within two weeks of an Involuntary Termination, except as otherwise provided in this Section.

(d)       Notwithstanding any other provision hereof, the obligations of the Company hereunder shall arise, if at all, only in connection with the first Change of Control to occur after the date hereof; any second Change of Control which may occur following the first Change of Control shall neither diminish nor trigger again the obligations set forth herein to the extent that such obligations may be applicable.

(e)       The following terms used herein have the meanings set forth below:

(i)       “Asset Sale” means the sale of the assets of the Company (including the stock or assets of subsidiaries of the Company) to which are attributable 90% or more of the consolidated sales volume of the Company.

(ii)       “Change of Control” of the Company means an “Asset Sale” or a “Change in Majority Stock Ownership.”

(iii)       “Change in Majority Stock Ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of capital stock of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv)       “Disability” of Executive means that after being provided with any accommodation or leave required of the Company by law, the Executive still shall be physically or mentally incapacitated and as a result thereof shall be unable to continue substantially proper performance of his duties (reasonable absences because of sickness for up to six consecutive months excepted). If Executive shall not agree with a determination to terminate him because of Disability, the question of Executive’s ability shall be submitted to an impartial and reputable physician selected either by a mutual agreement of the parties or by the then president of the Medical Society of the county in which Executive is employed, and such physician’s determination of disability shall be binding on the parties.

(v)       “Involuntary Termination” (or “Involuntarily Terminated”) means (a) any termination of employment of the Executive by Executive following (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that a Executive report to a corporate officer or employee instead of reporting directly to the board of directors; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; or (b) any termination of the employment of Executive by the Company other than for Cause, death or Disability; provided, however, that with respect to any termination by Executive pursuant to clause (a) of this paragraph, Executive shall have first provided notice to the Company of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given the Company a period of 30 days during which it may remedy the condition and the Company shall have failed to do so during such period. Anything in the Agreement to the contrary notwithstanding, Executive’s employment with the Company shall not be deemed terminated if he is transferred from one subsidiary of the Company to another subsidiary of the Company.

(f)       Upon the occurrence of a Change of Control, the Company or its assignee waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company or its assignee may have against any amounts payable by it to Executive hereunder, and any amounts payable to or otherwise payable to Executive in respect of any period prior to the termination of this Agreement shall be paid when due.

(g)       Nothing in this Section shall diminish the Company’s right to terminate the employment of the Executive prior to a Change of Control or impose any obligation to make any payment to the Executive in connection with any such termination otherwise than as provided in the other Sections of this Agreement.

(h)       Nothing in this Section shall prejudice Executive’s or his beneficiary’s right to receive any death, disability, pension, 401(k), qualified benefit, or other benefits under any contract or plan otherwise due to Executive upon or following termination.

4.7          No Duty to Mitigate. Executive’s benefits hereunder shall be considered severance pay in consideration of his past service to the Company, and pay in consideration of his continued service from the date hereof, and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment, nor offset by any compensation which he may receive from future employment.

4.8          Withholding; Other Tax Matters. Any payment required under this Agreement shall be subject to all applicable requirements of law with regard to withholding, filing, making of reports and the like.

4.9          Stock Options. If during the Term: (a) Executive’s employment is terminated by the Company for any reason other than for Cause, (b) a Change of Control occurs or (c) Executive terminates his employment under circumstances that would constitute an Involuntary Termination (regardless that no Change of Control has occurred), then any stock options granted to Executive by the Company which have not been exercised by Executive prior to Executive’s termination shall accelerate and be exercisable in full and may be exercised by Executive or his legal representative, estate, personal representative or beneficiary who acquired the right to exercise such options by bequest or inheritance, as the case may be, to the extent provided by the terms of the applicable stock option plan or any option agreement; provided, however, that with respect to any acceleration of stock options as a result of the termination of Executive’s employment under clause (a) or (c), it shall be a condition precedent to such acceleration that Executive shall have complied with Section 4.10 of this Agreement.

4.10          Release. Notwithstanding the foregoing, in the event of the termination of Executive’s employment for any reason, the Company shall not be obligated to make any payments or provide any continuing benefits under this Section 4 (other than with respect to payments and benefits earned and payable with respect to period prior to the date of termination) unless Executive shall have executed and delivered to the Company a further agreement (“Release”), to be prepared at the time of Executive’s termination of employment in form acceptable to the Company, that shall provide (i) an unconditional release of all claims (other than claims for amounts due under this Agreement), charges, complaints and grievances, whether known or unknown to Executive, against the Company or any of its affiliates, through date of Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; (iii) an undertaking to indemnify the Company if Executive breaches such agreement; and (iv) a covenant not to sue the Company or any of its affiliates with respect to the subject matter of such release; and any waiting period or revocation period provided by law for the effectiveness of such release shall have expired without Executive’s having revoked such Release.

SECTION 5. RESTRICTIVE COVENANTS.

5.1          Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to any person or entity, without the express authorization of the Board of Directors of the Company, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or used other than in pursuit of the Company’s business and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies and summaries thereof (whether in written, electronic or other form) which are then in his possession or under his control.

5.2          Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries, inventions and business opportunities which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company and every item of knowledge relating to the Company’s business interests (including business opportunities) heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 5.2 shall apply whether such ideas, discoveries, inventions, improvements or knowledge were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, discoveries, inventions, and improvements relating to the Company’s business interests or potential business interests conceived by Executive during the six month period following termination of his employment are, for the purposes of this Agreement, conceived prior to termination of his employment hereunder. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in such countries as the Company shall determine.

5.3          Noncompetition. During the term of Executive’s employment and for one year after any termination of employment, or, if longer, for so long as the period with respect to which Executive is entitled to receive, or has received, payment of amounts pursuant to Section 4.4(a) herein following a termination by the Company without Cause or pursuant to Section 4.6 herein following a Change of Control, Executive shall not directly or indirectly: (i) engage, anywhere in any geographic market served by the Company or any of its subsidiaries in any activity which competes in whole or in part with the products or activities of the Company at the time of such termination; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; (iv) solicit, or contact with a view to, the engagement or employment by any person or entity of any person who is an employee of the Company; (v) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity which has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Executive’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Executive is in violation of the provisions hereof.

5.4          Injunctive and Other Relief.

(a)       Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(b)       Notwithstanding the equitable relief available to the Company, Executive, in the event of a breach of his covenants contained in Section 5 herein, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief. Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys’ fees incurred by the Company in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, such use or revelation would be considered a continuing violation on a daily basis, for as long as such confidential information is made use of by Executive or any such other person or entity.

(c)       If any provision of Section 5 herein is determined to be invalid or unenforceable by reason of its duration or scope, such duration or scope, or both, shall be deemed to be reduced to a duration or scope to the extent necessary to render such provision valid and enforceable. In such event, Executive shall negotiate in good faith to provide the Company with lawful and enforceable protection that is most nearly equivalent to that found to be invalid or unenforceable.

(d)       The existence of any claim or cause of action that Executive or any other person or entity may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 5.

5.5          Definition of the “Company.” The “Company” as used in this Section 5 includes all affiliates and subsidiaries of the Company.

SECTION 6. MISCELLANEOUS

6.1          Litigation. At the request of the Company, Executive shall during and after the Term render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates. The Company will pay Executive reasonable compensation as mutually agreed for any such services performed after the Term. The Company agrees that during the Term that at all times it shall carry appropriate amounts of officers and directors liability insurance naming the Executive as an insured party.

6.2          Arbitration. All claims and disputes relating to this Agreement or concerning Executive’s employment or termination shall be conclusively resolved by arbitration in Philadelphia, Pennsylvania, under the then existing rules of the American Arbitration Association. Judgment upon any award rendered may be entered by either party in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties or as otherwise directed by the arbitrators. This Section 6.2 shall not limit the right of the Company to seek judicial relief pursuant to Section 5.4 herein without prior arbitration.

6.3          Assignment; Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or substantially all of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.4          Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit or proceeding-shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)     If to the Company:

IntriCon Corporation

Arden Hills Office

1260 Red Fox Road

Arden Hills, MN 55112

Attention: Chief Financial Officer

Telecopy No.: 651-636-3682

(b)       If to Executive:

Mark S. Gorder

24 North Deep Lake Road

North Oaks, Minnesota 55127

Telecopy No.: 651-636-3682

6.5            Entire Agreement; Modification; Advice of Counsel.

(a)       This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and therein and supersedes all prior agreements and understandings with respect thereto. Without limiting the generality of the foregoing, this Agreement supersedes (i) the Employment Agreement dated as of December 4, 2004, between Executive and the Company and (ii) the Agreement Re: Termination Following Change of Control or Asset Sale dated as of December 14, 2004 between Executive and the Company. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy with respect to such occurrence or with respect to any other occurrence.

(b)       Executive acknowledges that he has been afforded an opportunity to consult with his counsel with respect to this Agreement. The Company agrees to reimburse Executive for the cost of consulting with counsel in an amount not to exceed $2,500. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

6.6          Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law.

6.7          Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an-original and all of which, when taken together, shall be deemed to constitute the same Agreement.

6.8          Further Assurances. Each of the parties hereto shall execute such further instruments and take such additional actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.9          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and his heirs and administrators and the Company and its, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. Without limiting the generality of the foregoing, the Company’s rights and obligations under this Agreement may be assigned by the Company to the purchaser or its affiliate in connection with an Asset Sale if the Executive becomes an employee of the purchaser or an affiliate immediately after the Asset Sale, in which case the assignee shall expressly assume and agree to perform the obligations set forth in this Agreement in the same manner and to the same extent as if it were the Company and the Company shall by virtue thereof and without further act be released from its obligations hereunder.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INTRICON CORPORATION

By	/s/ Scott Longval
Name: Scott Longval
Title: Chief Financial Officer

EXECUTIVE

/s/ Mark S. Gorder
Mark S. Gorder